Exhibit 99.1
MERCANTILE BANCORP’S LARGEST AFFILIATE TO CONSTRUCT NEW MAIN BANK
·     $12.4 Million Headquarters to Open in September, 2007
·     Several Facilities in Quincy IL to be Consolidated
Quincy, IL, August 29, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today its largest affiliate, Mercantile Trust & Savings Bank, would build a $12.4 million headquarters in Quincy, Illinois. The company said it expects to break ground in early September with opening of the new building set for September 2007. The approximately 48,000 sq. ft., three-level building will be located on a 4.3 acre site on 33rd Street between Maine and Broadway in the center of Quincy.
The Company said the new headquarters will allow for expanded space for its staff and a more convenient banking facility for customers of Mercantile Trust & Savings Bank and the Company’s other affiliated banks in the region. Among amenities will be a more spacious lobby, additional drive-through banking lanes, better entry to, and exit from, those lanes and a large customer parking lot. The building will also provide space for the bank’s brokerage services immediately adjacent to the main lobby. In addition, the bank’s loan services will be centralized in the new facility along with its wealth management services. The new building will initially have two floors for servicing customers but the design permits adding another floor in the future. The building was designed by Clayco, Inc. of St. Louis, one of the nation’s largest privately owned real estate, architecture, engineering, design/build and construction firms. The firm will act as general contractor on the project.
“We have grown to the point where our current facilities will no longer be sufficient for the future,” said Ted T. Awerkamp, president and chief executive officer of Mercantile Trust & Savings Bank. “Our banking operations are located at several different sites around Quincy. Existing customer facilities, while adequate, no longer offer the levels of convenience and comfort we would like to provide to our customers and personnel. In addition, this investment provides the space required by the continued growth of the bank.”
“We will also need additional space in the future as the parent holding company continues to grow. Mercantile Bancorp is about to complete the acquisition of Royal Palm Bancorp of Naples, Florida and also has investments in several other banks. We are providing space for additional staff to manage the growth at that level,” Awerkamp added.
The site of the new facility is across the street from an existing Mercantile Trust & Savings Bank branch on 33rd Street. Plans call for that branch to close to public use and for the building to be converted to space for use by staff serving the holding company and its affiliated banks, he noted.
The Company said it plans to finance the project with cash flow from operations.
“The new headquarters should yield improvements in operating efficiency,” Awerkamp stated. “We will be able to consolidate lending personnel, currently located in three different buildings,

into a central location. That should improve customer service and allow us to make more efficient use of our staff. We should also be able to reduce some of our current occupancy costs by consolidating operations and eliminating two locations. The current main bank at 440 Maine will maintain its lobby, drive-through and safe deposit services, and allow for continued but more effective use by the Company’s data processing division in non-customer areas.
Commenting on the new bank headquarters, Dan S. Dugan, chairman, president and chief executive officer of Mercantile Bancorp, said, “Aside from the operational benefits we will realize from this new facility, it is representative of our commitment to the Quincy community and the tri-state region. Our roots in Quincy go back 100 years and our success has, to a great extent, been a result of the support of the primary community we serve. This building will provide jobs, both during construction and in our Company as we grow. It will, we anticipate, also assist in driving efficiencies at the holding company level.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.